Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into as of December 29, 2016 by and among Wayne Savings Bancshares, Inc., a Delaware corporation (the “Company”), Wayne Savings Community Bank (the “Bank”), and H. Stewart Fitz Gibbon III (“Mr. Fitz Gibbon”), to describe the terms and conditions of Mr. Fitz Gibbon’s separation from service with the Company and the Bank. The Company and the Bank are sometimes referred to collectively herein as the “Wayne Savings Entities” and the Wayne Savings Entities and Mr. Fitz Gibbon are sometimes referred to collectively herein as the “Parties.”

ARTICLE 1

EFFECTIVE DATE OF AGREEMENT

This Agreement will become effective on the Effective Date, as defined in Section 7.04.4.

ARTICLE 2

SEPARATION

2.01        Separation and Resignation. Mr. Fitz Gibbon agrees as follows:

a)       At the close of business on December 20, 2016 (the “Termination Date”), Mr. Fitz Gibbon’s employment relationship terminated without cause with the Wayne Savings Entities; and

b)       Effective as of the Effective Date, Mr. Fitz Gibbon hereby resigns from the Board of Directors of the each of the Wayne Savings Entities; and

c)       Mr. Fitz Gibbon’s termination of employment shall constitute a “separation from service” within the meaning of Section 409A of the Code.

ARTICLE 3

CONSIDERATION

In consideration of the mutual promises and agreements of the Parties hereto and for other good and valuable consideration, and subject to (a) Mr. Fitz Gibbon’s execution and non-revocation of this Agreement; and (b) any restrictions imposed under Section 409A of the Code, the Parties agree as follows:

3.01        Separation Pay, Expenses, Employee Stock Ownership Plan and Group Term Carve Out Plan.

3.01.1        The Corporation will pay to Mr. Fitz Gibbon a lump sum payment in the amount of Two Hundred Forty-Four Thousand Eight Hundred Thirteen Dollars ($244,813) on the 90th day after December 20, 2016. The payment made to Mr. Fitz Gibbon under this Section 3.01.1 will be subject to all withholding deductions for applicable federal, state and local income and employment taxes and any applicable court authorized support withholdings. The foregoing payment and payment date are expressly conditioned on the expiration of the period described in Section 7.04.4 herein below.

3.01.2.        Mr. Fitz Gibbon is entitled to retirement benefits specifically conditioned upon and subject to the terms of the Wayne Savings 401(k) Retirement Plan (the “401(k) Retirement Plan”).

3.01.3.        Mr. Fitz Gibbon is entitled to benefits specifically conditioned upon and subject to the terms of the Wayne Savings Community Bank Restated Employee Stock Ownership Plan (“ESOP”).

3.01.4.       Mr. Fitz Gibbon acknowledges that the Corporation has reimbursed him for all business expenses which he incurred during his employment with the Wayne Savings Entities.

3.02       Effect of Other Severance Benefits - No Duplicate Payments. Regardless of any other provision of this Agreement and except as specifically provided in this Agreement, all amounts paid under this Article 3 will be in lieu of any amounts, if any, payable to Mr. Fitz Gibbon from any broad-based severance program in which Mr. Fitz Gibbon may have been eligible to participate and, by signing this Agreement, Mr. Fitz Gibbon specifically waives any rights to receive amounts, if any, from any broad-based severance program. Nothing in this Article 3 is intended to result in the duplication of any payments or benefits provided to Mr. Fitz Gibbon prior to the execution of this Agreement or under the terms of any other agreement, plan or program by and between Mr. Fitz Gibbon and the Wayne Savings Entities (“Prior Agreements”) maintained or sponsored by the Wayne Savings Entities on or before the Effective Date.

Mr. Fitz Gibbon acknowledges that he heretofore has received all compensation and benefits as an employee of the Wayne Savings Entities and will receive all scheduled compensation and benefits through the Termination Date, and, except to the extent mentioned above, he is entitled to no additional compensation or benefit as an employee of the Wayne Savings Entities.

ARTICLE 4

POST-TERMINATION OBLIGATIONS

4.01        Confidentiality of Mr. Fitz Gibbon. Mr. Fitz Gibbon acknowledges and agrees that Mr. Fitz Gibbon will not, directly or indirectly communicate or divulge any Confidential Information relating to the Wayne Savings Entities to any other person or business entity. For purposes of this Agreement, “Confidential Information” shall refer to any proprietary information relating to the conduct of the business of the Wayne Savings Entities, including the Wayne Savings Entities’ unique business methods and compilations of information that has caused or continues to cause the Wayne Savings Entities to enjoy a competitive advantage over companies engaged in the same or a similar business, including but not limited to the Wayne Savings Entities’ methods of operations, customer relations, customer lists, contacts, confidential price policies and confidential price characteristics, lists of employees, vendors and suppliers, confidential information relating to marketing plans, quotations and contracts, order processing, procedures, purchasing and pricing methods and procedures, supplies, personnel information, financial data, future business plans, and the like. All records, files, plans, documents and the like relating to the business of the Wayne Savings Entities, including but not limited to Confidential Information which Mr. Fitz Gibbon has prepared, used or come into contact with shall remain the sole property of the Wayne Savings Entities, shall not be copied without written permission, and shall be returned immediately to the Wayne Savings Entities upon termination of Mr. Fitz Gibbon’s employment with the Wayne Savings Entities, or at the Wayne Savings Entities’ request at any time. Further, Mr. Fitz Gibbon will not directly or indirectly use or disclose to any other person or business entity the Wayne Savings Entities’ secret or Confidential Information without the prior written consent of an officer of the Wayne Savings Entities. Mr. Fitz Gibbon further agrees to take all reasonable precautions to protect against the negligent or inadvertent disclosure of the Wayne Savings Entities’ secret or Confidential Information to any other person or business entity. Mr. Fitz Gibbon also recognizes that all writings, illustrations, drawings and other similar materials that embody or otherwise contain Confidential Information which Mr. Fitz Gibbon may produce or which may have been given to Mr. Fitz Gibbon in connection with Mr. Fitz Gibbon’s employment, are the property of the Wayne Savings Entities and it shall be Mr. Fitz Gibbon’s obligation to deliver the same to the Wayne Savings Entities upon request, and upon termination of Mr. Fitz Gibbon’s employment with the Wayne Savings Entities for any reason.

4.02        Intellectual Property Rights. Mr. Fitz Gibbon acknowledges and agrees that any procedure, design feature, schematic, invention, improvement, development, discovery, know how, concept, idea or the like (whether or not patentable, registrable, under copyright or trademark laws, or otherwise protectable under similar laws) that Mr. Fitz Gibbon may have conceived of, suggested, made, invented, developed or implemented during the course of Mr. Fitz Gibbon’s employment with the Wayne Savings Entities (whether individually or jointly with any other person), relating in any way to the business of the Wayne Savings Entities, and all physical embodiments and manifestations thereof, and all patent rights, copyrights, trademarks (or application therefore) and similar protections therein (all of which consists of “Work Product”), shall be the sole, exclusive and absolute property of the Wayne Savings Entities. All such Work Product shall be deemed to be works for hire and, further, Mr. Fitz Gibbon hereby assigns to the Wayne Savings Entities all rights, title and interest in, to and under such Work Product, including but not limited to, the right to obtain such patents, copyright registrations, trademark registrations or similar protections as the Wayne Savings Entities may desire to obtain. Mr. Fitz Gibbon will immediately disclose all Work Product to the Wayne Savings Entities and agrees, at any time upon the Wayne Savings Entities’ request and without additional compensation, to execute any documents and to otherwise cooperate with the Wayne Savings Entities respecting the perfection of its rights, title and interest in, to and under such Work Product, and in any litigation or other controversy in connection therewith, all reasonable expenses incident thereto to be borne by the Wayne Savings Entities.

4.03       Confidentiality of the Parties. The Parties agree that the events leading to this Agreement and the facts, terms, existence and amounts of this Agreement are confidential and shall not be disclosed by either Party except as required by legal process and then only after notice is first given by the Party seeking to make disclosure, such that the other Party will have a reasonable opportunity to oppose disclosure. Both Parties agree that they will exercise their best efforts to cause their attorneys, representatives and other agents to maintain the confidentiality and terms and provisions of this Agreement. Notwithstanding the foregoing, (i) Mr. Fitz Gibbon may disclose the terms of this Agreement to his spouse, financial advisors, attorneys, accountants, or applicable government taxing authorities, to the extent necessary to comply with regulatory requirements of his prospective and/or future employers, and Mr. Fitz Gibbon may disclose the terms and conditions of Section 4.05 to prospective employers; (ii) the Parties and their respective counsel and representatives agree not to disclose to any person, including any members of the press or any other media or in any non-judicial public or private forum, any information concerning the terms, facts, existence or amount of this Agreement; (iii) the Wayne Savings Entities may disclose facts concerning this Agreement to employees with a specific business reason to know, members of the Boards of Directors, insurers, and others to the extent required by local, state or federal law, including without limitation federal securities laws; and (iv) the Parties represent and agree that they have not disclosed the facts, terms, existence or amount of this Agreement to anyone other than their spouse, attorneys, accountants, representatives, employees, financial advisors and Board members with a specific business need to know.

4.04        Return of Materials. The Wayne Savings Entities acknowledge and agree that Mr. Fitz Gibbon has returned to the Wayne Savings Entities all property of the Wayne Savings Entities which was in his possession, including, but not limited to, company cell phone/smart phone, memoranda, books, papers, computer files, laptops, tablets, credit cards, keys and access devices. Mr. Fitz Gibbon acknowledges and agrees that the Wayne Savings Entities have delivered to him all of his personal property which was on the Wayne Savings Entities’ premises at the time of Mr. Fitz Gibbon’s termination of employment.

4.05        Non-Competition, Non-Solicitation of Employees and Non-Solicitation of Customers.

a)       Definition of “the Business”. The Business of the Wayne Savings Entities includes, but is not limited to, the business of providing financial, banking, insurance, investment, personal and commercial lending, internet cash management and other similar services to individuals and companies.

b)       Non-Competition. Following the termination of employment by Mr. Fitz Gibbon or the Corporation for any reason whatsoever, Mr. Fitz Gibbon will not, for a period of twenty-four (24) consecutive months after the date of termination, directly or indirectly, as owner, partner, joint venturer, stockholder (excluding the ownership of publicly traded securities where such ownership does not exceed 2% of such securities outstanding), employee, officer, director, agent, principal, trustee or any other business capacity whatsoever, engage in, become financially interested in, become employed by, render any consulting or business advice with respect to, or have any other connection with, any person or business entity engaged in the same Business as the Wayne Savings Entities in any county, and counties contiguous thereto where the Bank maintains a branch at the time of termination of Mr. Fitz Gibbon’s employment.

c)       Non-Solicitation of Customers. Following the termination of Mr. Fitz Gibbon’s employment by Mr. Fitz Gibbon or the Wayne Savings Entities for any reason whatsoever, Mr. Fitz Gibbon will not, for a period of twenty-four (24) consecutive months after the date of termination, directly or indirectly solicit Business from any customers, clients or business patrons of the Wayne Savings Entities who were customers, clients or business patrons of the Wayne Savings Entities at the time of termination of Mr. Fitz Gibbon’s employment. As used in this section 4.05(c), the term “Business” shall be defined as set forth in section 4.05 (a) above.

d)       Non-Solicitation of Employees. Following the termination of Mr. Fitz Gibbon’s employment, Mr. Fitz Gibbon will not, for a period of twelve (12) consecutive months after the date of termination, directly or indirectly employ or attempt to employ or solicit for employment any other individual who is employed by the Wayne Savings Entities at the time of termination of Fitz Gibbon’s employment.

e)       Injunctive Relief. Mr. Fitz Gibbon recognizes and understands that the Wayne Savings Entities may not have an adequate remedy at law for the breach or threatened breach by Mr. Fitz Gibbon of the confidentiality, intellectual property and post-employment restrictions set forth in this Agreement and Mr. Fitz Gibbon agrees that in the event of any such breach, the Wayne Savings Entities may, in addition to the other remedies which may be available to it, file a suit to enjoin Mr. Fitz Gibbon from violation and breach of this Agreement. In the event the Wayne Savings Entities obtain a permanent injunction against Mr. Fitz Gibbon after notice and the opportunity to appear, Mr. Fitz Gibbon will be liable to pay all costs, including reasonable attorneys’ fees, which the Wayne Savings Entities may incur in enforcing, to any extent, the provisions of this Agreement, whether or not litigation is actually commenced and including litigation of any appeal taken or defended by the Wayne Savings Entities in any action to enforce this Agreement and which affirms and/or results in a permanent injunction. Any proceedings brought to enforce Sections 4.05 (b), (c) or (d) this Agreement shall be brought in the courts of Wayne County, Ohio and Mr. Fitz Gibbon expressly waives any objection or defense relating to jurisdiction or forum non-conveniens or similar doctrine or theory. Mr. Fitz Gibbon acknowledges and agrees that the remedy at law for any breach of Sections 4.05 (b), (c) or (d) of this Agreement will be inadequate, and that the Wayne Savings Entities shall be entitled to injunctive relief without bond. Such injunctive relief shall not be exclusive, but shall be in addition to any other rights or remedies which the Wayne Savings Entities may have for any such breach. In addition to the injunctive remedies described herein, Mr. Fitz Gibbon acknowledges and agrees that in the event of a final judicial determination against Mr. Fitz Gibbon with respect to an actual or threatened breach by Mr. Fitz Gibbon of Sections 4.05 (b), (c) or (d) of this Agreement, the Wayne Savings Entities shall be entitled to withhold any remaining Severance Payments payable under Section 3.01 of this Agreement.

ARTICLE 5

ASSIGNMENT OF AGREEMENT

5.01        Except as specifically provided in this section, the Wayne Savings Entities may not assign this Agreement to any person or entity that is not an affiliate of the Wayne Savings Entities. However, this Agreement may and will be assigned or transferred to, and will be binding upon and inure to the benefit of, any successor of the Wayne Savings Entities, in which case this Agreement will be interpreted and applied by substituting that successor for the “Wayne

Savings Entities” under the terms of this Agreement. For these purposes, “successor” means any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise acquires all or substantially all of the assets or the business of the Wayne Savings Entities.

5.02       Mr. Fitz Gibbon may not assign the duties allocated to him under this Agreement to any other person or entity. However, this Agreement will inure to the benefit of and be enforceable by Mr. Fitz Gibbon’s personal or legal representatives, executors and administrators, successors, heirs, distributees, devisees, and legatees.

ARTICLE 6

DISPUTE RESOLUTION

6.01       Except as set forth in Article 4.05(e) of this Agreement, any controversy or dispute which arises in connection with the validity, construction, application, enforcement or breach of this Agreement shall be submitted to final and binding arbitration pursuant to the commercial arbitration rules of the American Arbitration Association (the “AAA”). The fees and costs of arbitration (other than attorney fees and costs) shall be borne equally by the parties. A neutral arbitrator shall be jointly chosen by the parties from a list of arbitrators provided by the AAA, and any arbitration under this Article 6 shall take place at a mutually agreeable location in Wayne County, Ohio. Judgment upon an award rendered by an arbitrator under this Article 6 may be entered in any court of competent jurisdiction.

6.02        The Wayne Savings Entities and Mr. Fitz Gibbon will share equally the arbitrator’s fee and other costs associated with any arbitration.

ARTICLE 7

RELEASES, WAIVERS AND REVOCATION RIGHTS

7.01       Release by Mr. Fitz Gibbon. Mr. Fitz Gibbon does hereby fully and forever surrender, release, acquit and discharge the Wayne Savings Entities, and their respective principals, stockholders, directors, officers, agents, administrators, insurers, subsidiaries, affiliates, employees and employee benefit plans or programs (and the trustees, administrators, fiduciaries and insurers of such plans or programs), successors, assigns, related entities, and legal representatives, personally and in their representative capacities, and each of them (collectively, “Fitz Gibbon Released Parties”), of and from any and all claims for cost of attorneys’ fees, expenses, compensation, and all losses, demands and damage of whatsoever nature or kind in law or in equity, whether known or unknown, including without limitation those claims arising out of, under, or by reason of Mr. Fitz Gibbon’s employment with the Wayne Savings Entities, Mr. Fitz Gibbon’s relationship with the Wayne Savings Entities and/or the termination of Mr. Fitz Gibbon’s employment relationship and any and all claims which were or could have been asserted in any charge, complaint, or related lawsuit. Without limiting the generality of the foregoing, Mr. Fitz Gibbon specifically releases and discharges, but not by way of limitation, any obligation, claim, demand or cause of action based on, or arising out of, any alleged wrongful termination, breach of employment contract, breach of implied covenants of good faith and fair dealing, defamation, fraud, promissory estoppel, intentional or negligent infliction of emotional distress, discrimination based on age, pain and suffering, personal injury, punitive damages, and any and all claims arising from any alleged violation by the Fitz Gibbon Released Parties of any federal, state, or local statutes, ordinances or common laws, including but not limited to the Ohio Civil Rights Act, including all provisions of the Ohio Revised Code concerning discrimination, the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act and the Employee Retirement Income Security Act of 1974. This release of Mr. Fitz Gibbon’s rights is knowing and voluntary. Notwithstanding the foregoing to the contrary the Wayne Savings Entities acknowledge that Mr. Fitz Gibbon does not release herein the following: i) any rights or claims which may arise after the Effective Date of this Agreement; ii) any rights he has under this Agreement; iii) any rights he may have regarding the enforcement of this Agreement; iv) his rights under COBRA; v) claims that cannot by law be released through this Agreement, vi) any rights which may exist by virtue of being a shareholder of the Company; or vii) any rights under the Indemnification Agreement dated as of November 22, 2011 (the “Indemnification Agreement”).

7.02        Release by the Wayne Savings Entities. Mr. Fitz Gibbon represents and warrants that he has not engaged in any fraudulent or unlawful activity or conduct concerning the Wayne Savings Entities or engaged in the release of any Confidential Information of the Wayne Savings Entities. Mr. Fitz Gibbon acknowledges that the Wayne Savings Entities are relying on the veracity of Mr. Fitz Gibbon’s statements as a condition to this Agreement and the following release. In consideration of the execution of this Agreement and in reliance upon the foregoing representations, the Wayne Savings Entities do hereby fully and forever surrender, release, acquit and discharge Mr. Fitz Gibbon, his agents, administrators, insurers, assigns, and legal representatives, personally and in their representative capacities, and each of them (collectively, “Wayne Savings Released Parties”), of and from any and all claims for cost of attorneys’ fees, expenses, compensation, and all losses, demands and damage of whatsoever nature or kind in law or in equity, whether known or unknown, including without limitation those claims arising out of, under, or by reason of Mr. Fitz Gibbon’s employment with the Wayne Savings Entities, Mr. Fitz Gibbon’s relationship with the Wayne Savings Entities and/or the termination of Mr. Fitz Gibbon’s employment relationship and any and all claims which were or could have been asserted in any charge, complaint, or related lawsuit. Without limiting the generality of the foregoing, the Wayne Savings Entities specifically release and discharge, but not by way of limitation, any obligation, claim, demand or cause of action based on, or arising out of, any alleged tort, breach of employment contract, breach of implied covenants of good faith and fair dealing, defamation, fraud, promissory estoppel, intentional or negligent infliction of emotional distress, discrimination based on age, pain and suffering, personal injury, punitive damages, and any and all claims arising from any alleged violation by the Wayne Savings Released Parties of any federal, state, or local statutes, ordinances or common laws. Notwithstanding the foregoing, nothing in this Agreement constitutes a release or waiver of claims which may arise after the Effective Date of this Agreement, claims involving the enforcement of this Agreement, claims that cannot by law be released through this Agreement, claims that may be assigned to an insurer of the Wayne Savings Entities, or claims based upon a breach of the representations made by Mr. Fitz Gibbon in this Section 7.02.

7.03        Waiver of Right to Sue. Except for a suit to enforce the Wayne Savings Entities’promises and obligations contained in this Agreement, Mr. Fitz Gibbon further agrees, promises and covenants that neither he, nor any person, organization, or any other entity acting on his behalf will file, charge, claim, sue or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary relief or other) against the Wayne Savings Entities, involving any matter occurring in the past up to the Effective Date of this Agreement or involving any continuing effects of actions or practices which arose prior to the Effective Date of this Agreement or the termination of Mr. Fitz Gibbon’s employment. Notwithstanding the foregoing, Mr. Fitz Gibbon does not waive his right to participate in a lawsuit in the event that an action is brought by the shareholders of the Corporation against the Corporation.

7.04       Older Workers’ Benefit Protection Act Waiver. Mr. Fitz Gibbon has certain individual federal rights, which must be explicitly waived. Specifically, Mr. Fitz Gibbon is protected by the ADEA from discrimination in employment because of his age. By executing this Agreement, Mr. Fitz Gibbon waives these rights as to any past or current claims. Notwithstanding anything else in this Agreement, excluded from this Agreement are ADEA age claims that may arise after the Effective Date of this Agreement and challenges to the validity of the ADEA waiver. In connection with the releases in Section 7.02 and waivers in Section 7.03 of any and all claims or disputes that Mr. Fitz Gibbon has or may have on the date hereof, Mr. Fitz Gibbon makes the following acknowledgements:

7.04.1.       By signing this Agreement, Mr. Fitz Gibbon waives all claims against the Fitz Gibbon Released Parties for discrimination based on age, including without limitation, any claim which arises under or by reason of a violation of the ADEA.

7.04.2.       In consideration of the releases, waivers and covenants made by Mr. Fitz Gibbon under this Agreement, Mr. Fitz Gibbon will receive the benefits in the amounts and manner described in Article 3 of this Agreement.

7.04.3.        Mr. Fitz Gibbon represents and acknowledges that he has consulted with an attorney prior to executing this Agreement and Mr. Fitz Gibbon has been given a period of at least twenty-one (21) days within which to consider whether or not to enter into this Agreement.

7.04.4.       Mr. Fitz Gibbon understands that this Agreement shall be effective on the eighth day after Mr. Fitz Gibbon and the Wayne Savings Entities execute the Agreement (“Effective Date”), provided that the Agreement is not revoked by Mr. Fitz Gibbon within that (7) seven day period after he signs the Agreement. For a period of (7) seven days after he signs the Agreement, Mr. Fitz Gibbon has the right to revoke and/or cancel this Agreement by the delivery of notice in writing of revocation and/or cancellation to the Wayne Savings Entities. In the event that Mr. Fitz Gibbon does not revoke and/or cancel this Agreement during this period, this Agreement shall become effective on the Effective Date. In the event that Mr. Fitz Gibbon revokes this Agreement, Mr. Fitz Gibbon shall not be entitled to any of the consideration set out in this Agreement.

ARTICLE 8

MISCELLANEOUS

8.01       Notices. Any notices, consents, requests, demands, approvals or other communications to be given under this Agreement must be given in writing and must be sent by registered or certified mail, return receipt requested, to Mr. Fitz Gibbon at the last address he has filed in writing with the Corporation or, in the case of the Wayne Savings Entities, to their respective Chief Executive Officers at their respective principal offices.

8.02        Post-Separation Benefits. Mr. Fitz Gibbon is eligible to participate in certain qualified plan retirement benefits under certain post-retirement benefit plans applicable to him. Actual retirement benefits are governed by plan documents for such plans, as may be amended from time to time. Mr. Fitz Gibbon is not eligible to participate in any Wayne Savings Entities -sponsored retiree medical plan.

8.03        Entire Agreement. Except for the 401(k) Retirement Plan, the ESOP, the Group Term Carve Out Plan, and the Indemnification Agreement, this Agreement supersedes any prior agreements or understandings, oral or written, between the Parties, or between Mr. Fitz Gibbon and the Wayne Savings Entities, with respect to the subject matter described in this Agreement and constitutes the entire agreement of the Parties with respect to any matter covered in this Agreement.

8.04        Amendment and Modification. This Agreement may not be varied, altered, modified, canceled, changed or in any way amended except by written agreement of the Parties. However, by signing this Agreement, Mr. Fitz Gibbon agrees, without any further consideration, to consent to any amendment necessary to comply with Section 409A of the Code.

8.05        Severability. If any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement will remain in full force and effect.

8.06        Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement. Facsimile signatures will have the same legal effect as original signatures.

8.07        Tax. Mr. Fitz Gibbon will be responsible for the payment of all taxes associated with any payments or benefits provided under this Agreement.

8.08        Cooperation and Non-Disparagement. Mr. Fitz Gibbon agrees that he shall fully and completely cooperate with Wayne Savings Entities’ counsel in connection with any legal or administrative matter currently pending or hereafter brought against the Wayne Savings Entities or any of the Fitz Gibbon Released Parties. Mr. Fitz Gibbon agrees that he will not knowingly make statements that are false and defamatory about the Wayne Savings Entities, and the Wayne Savings Entities agree not to knowingly make statements that are false and defamatory about Mr. Fitz Gibbon. In determining whether a statement is false and defamatory, the common law of Ohio shall apply and all privileges and defenses to a claim of defamation shall be applicable. Provided further that, for purposes of this Section, a statement shall be considered to be made by the Wayne Savings Entities only if it is made by their respective Officers or Directors or any executive that reports directly to their respective Chief Executive Officers.

8.09        Neutral Reference. Mr. Fitz Gibbon agrees that he is responsible to direct any inquiries of a prospective employer concerning his former employment with the Wayne Savings Entities to: Jennifer Winter, Human Resources. In the event such an inquiry is made, the Wayne Savings Entities agree to respond in writing and provide only the dates of Mr. Fitz Gibbon’s employment and the title of the last position he held there. The Wayne Savings Entities will not be responsible for any inquiries made to any other person or entity, including any inquiries to any current or former employee. Moreover, the terms of this Section shall not apply to any disclosures by the Wayne Savings Entities required by any state or federal law, rule, or regulation, or pursuant to a subpoena or other Court order.

8.10        Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions described in this Agreement, (i) will not constitute a waiver of that or any other term, covenant or condition, and (ii) will not constitute a waiver or relinquishment of the Parties’ right to insist subsequently on strict compliance of the affected (and all other) terms, covenants or conditions of this Agreement.

8.11        Governing Document. The terms of this Agreement will supersede and control over any conflicting language in any other agreement, plan, program or practice of the Corporation except as expressly provided in Section 8.03.

8.12        Applicable Law. To the extent not preempted by federal law, the provisions of this Agreement will be construed and enforced in accordance with the laws of the state of Ohio.

8.13        Section 409A of the Code. This Agreement is intended to satisfy the requirements of Section 409A of the Code and shall be interpreted and administered consistent with such intent. Notwithstanding the foregoing, nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment for Mr. Fitz Gibbon.

8.14       Headings. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

8.15       Approvals. The Corporation represents and warrants to Mr. Fitz Gibbon that it has taken all corporate action necessary to authorize this Agreement.

Signatures are on the following page.

IN WITNESS WHEREOF, the Parties have executed this Agreement, as of the dates set forth below.

Executive:	Wayne Savings Bancshares, Inc.

/s/ H. Stewart Fitz Gibbon III	By:	/s/ Peggy J. Schmitz
H. Stewart Fitz Gibbon III		Peggy J. Schmitz
	Its:	Chair, Board of Directors

Wayne Savings Community Bank

	By:	/s/ Peggy J. Schmitz
Peggy J. Schmitz
	Its:	Chair, Board of Directors